UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

BELLTOWER ENTERTAINMENT CORP.
a Nevada corporation
11684 Ventura Boulevard
Suite 685
Studio City, CA  91604
(877) 355-1388

Commission File Number:  000-52861

Common Stock, $0.0001 par value registered under Section 12(g) of The Securities Exchange Act of 1934

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☒	Rule 12g-4(a)(1)

☐	Rule 12g-4(a)(2)

☐	Rule 12h-3(b)(1)(i)

☐	Rule 12h-3(b)(1)(ii)

☐	Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 60.

Pursuant to the requirements of the Securities Exchange Act of 1934, Belltower Entertainment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 16, 2010

By:	/s/ Donald K. Bell
Donald K. Bell, President